Exhibit 99.2

HMAN Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Financial Statements

Thirteen and Twenty-six weeks ended June 26, 2021 and June 27, 2020

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(dollars in thousands, except per share amounts)

	June 26, 2021	December 26, 2020
ASSETS
Current assets:
Cash and cash equivalents	$16,255	$21,520
Accounts receivable, net of allowances of $2,586 ($2,395 - 2020)	146,865	121,228
Inventories, net	482,645	391,679
Other current assets	22,125	19,280
Total current assets	667,890	553,707
Property and equipment, net of accumulated depreciation of $260,692 ($236,031 - 2020)	174,466	182,674
Goodwill	826,969	816,200
Other intangibles, net of accumulated amortization of $322,230 ($291,434 - 2020)	826,949	825,966
Operating lease right of use assets	85,312	76,820
Deferred tax assets	2,728	2,075
Other assets	12,739	11,176
Total assets	$2,597,053	$2,468,618
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$229,618	$201,461
Current portion of debt and capital leases	11,442	11,481
Current portion of operating lease liabilities	11,838	12,168
Accrued expenses:
Salaries and wages	16,738	29,800
Pricing allowances	7,636	6,422
Income and other taxes	2,647	5,986
Interest	13,550	12,988
Other accrued expenses	33,935	31,605
Total current liabilities	327,404	311,911
Long term debt	1,651,476	1,535,508
Deferred tax liabilities	151,970	156,118
Operating lease liabilities	78,204	68,934
Other non-current liabilities	24,154	31,560
Total liabilities	$2,233,208	$2,104,031
Commitments and contingencies (Note 6)
Stockholders' Equity:
Preferred stock, $0.01 par, 5,000 shares authorized, none issued or outstanding at June 26, 2020 and December 26, 2020	—	—
Common stock, $.01 par, 1,800,000 shares authorized, 558,179 and 556,444 issued and outstanding at June 26, 2021 and December 26, 2020, respectively	5	5
Treasury stock at cost, 4,740 shares at June 26, 2020 and December 26, 2020, respectively	(4,320)	(4,320)
Additional paid-in capital	575,437	570,139
Accumulated deficit	(184,204)	(171,849)
Accumulated other comprehensive loss	(23,073)	(29,388)
Total stockholders' equity	363,845	364,587
Total liabilities and stockholders' equity	$2,597,053	$2,468,618

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)

(dollars in thousands)

	Thirteen Weeks Ended June 26, 2021	Thirteen Weeks Ended June 27, 2020	Twenty-six Weeks Ended June 26, 2021	Twenty-six Weeks Ended June 27, 2020
Net sales	$375,715	$346,710	$716,996	$642,546
Cost of sales (exclusive of depreciation and amortization shown separately below)	215,967	196,402	417,265	362,813
Selling, general and administrative expenses	111,662	94,970	214,841	184,723
Depreciation	15,270	17,230	31,611	34,747
Amortization	15,414	14,865	30,323	29,713
Management fees to related party	88	196	214	321
Other (income) expense	(2,195)	2,319	(2,547)	55
Income from operations	19,509	20,728	25,289	30,174
Interest expense, net	19,159	23,878	38,178	47,058
Interest expense on junior subordinated debentures	3,152	3,184	6,304	6,336
(Gain) loss on mark-to-market adjustment of interest rate swap	(751)	(308)	(1,424)	1,942
Investment income on trust common securities	(94)	(94)	(189)	(189)
Loss before income taxes	(1,957)	(5,932)	(17,580)	(24,973)
Income tax provision (benefit)	1,428	(895)	(5,225)	(5,132)
Net loss	$(3,385)	$(5,037)	$(12,355)	$(19,841)

Basic and diluted loss per share	$(6)	$(9)	$(22)	$(36)
Weighted average basic and diluted shares outstanding	553	544	553	544

Net loss from above	$(3,385)	$(5,037)	$(12,355)	$(19,841)
Other comprehensive income (loss):
Foreign currency translation adjustments	3,842	3,643	6,315	(7,570)
Total other comprehensive income (loss)	3,842	3,643	6,315	(7,570)
Comprehensive income (loss)	$457	$(1,394)	$(6,040)	$(27,411)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(dollars in thousands)

	Twenty-six Weeks Ended June 26, 2021	Twenty-six Weeks Ended June 27, 2020
Cash flows from operating activities:
Net loss	$(12,355)	$(19,841)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	61,934	64,460
Deferred income taxes	(4,709)	(4,771)
Deferred financing and original issue discount amortization	1,800	1,879
Stock-based compensation expense	3,537	2,669
Asset impairment	—	210
(Gain) on disposal of property and equipment	—	(337)
Change in fair value of contingent consideration	(1,212)	(1,300)
Other non-cash interest and change in value of interest rate swap	(1,424)	1,942
Changes in operating items:
Accounts receivable	(23,547)	(61,318)
Inventories	(73,049)	592
Other assets	(15,786)	1,307
Accounts payable	22,443	4,475
Other accrued liabilities	(17,471)	21,690
Net cash provided by (used for) operating activities	(59,839)	11,657
Cash flows from investing activities:
Acquisition of business, net of cash received	(39,102)	(800)
Capital expenditures	(22,684)	(22,196)
Net cash used for investing activities	(61,786)	(22,996)
Cash flows from financing activities:
Repayments of senior term loans	(5,304)	(5,304)
Borrowings on senior term loans	35,000	—
Financing fees	(1,027)	—
Borrowings on revolving credit loans	128,000	66,000
Repayments of revolving credit loans	(42,000)	(50,000)
Principal payments under finance and capitalized lease obligations	(460)	(411)
Proceeds from exercise of stock options	1,761	—
Net cash provided by financing activities	115,970	10,285
Effect of exchange rate changes on cash	390	(315)
Net decrease in cash and cash equivalents	(5,265)	(1,369)
Cash and cash equivalents at beginning of period	21,520	19,973
Cash and cash equivalents at end of period	$16,255	$18,604
Supplemental disclosure of cash flow information:
Interest paid on junior subordinated debentures, net	$6,115	$4,076
Interest paid	34,439	33,922
Income taxes paid	1,740	100

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)

(dollars in thousands)

	Number of shares outstanding			Additional			Accumulated Other	Total
	Common Shares	Treasury Shares	Common Stock	Paid-in- capital	Treasury Stock	Accumulated	Comprehensive Loss	Stockholders Equity
Thirteen weeks ended March 27, 2021
Balance at December 26, 2020	556	(5)	$5	$570,139	$(4,320)	$(171,849)	$(29,388)	$364,587
Net loss	—	—	—	—	—	$(8,970)	—	(8,970)
Stock-based compensation	—	—	—	1,741	—	—	—	1,741
Proceeds from exercise of stock options	2	—	—	1,643	—	—	—	1,643
Change in cumulative foreign currency translation adjustment			—	—	—	—	2,473	2,473
Balance at March 27, 2021	558	(5)	5	573,523	(4,320)	(180,819)	(26,915)	361,474
Net loss	—	—	—		—	(3,385)	—	(3,385)
Stock-based compensation	—	—	—	1,796	—	—	—	1,796
Proceeds from exercise of stock options	—	—	—	118	—	—	—	118
Change in cumulative foreign currency translation adjustment	—	—	—		—	—	3,842	3,842
Balance at June 26, 2021	558	(5)	$5	$575,437	$(4,320)	$(184,204)	$(23,073)	$363,845

Thirteen weeks ended March 28, 2020
Balance at December 28, 2019	548	(5)	$5	$557,674	$(4,320)	$(147,350)	$(32,040)	$373,969
Net loss	—	—	—	—	—	(14,804)	—	(14,804)
Stock-based compensation	—		—	1,145	—	—	—	1,145
Restricted shares issued	1	—	—	—	—	—	—	—
Change in cumulative foreign currency translation adjustment	—	—	—	—	—	—	(11,213)	(11,213)
Balance at March 28, 2020	549	(5)	5	558,819	(4,320)	(162,154)	(43,253)	349,097
Net loss	—	—	—	—	—	(5,037)	—	(5,037)
Stock-based compensation	—	—	—	1,524	—	—	—	1,524
Change in cumulative foreign currency translation adjustment	—	—	—	—	—	—	3,643	3,643
Balance at June 27, 2020	$549	$(5)	$5	$560,343	$(4,320)	$(167,191)	$(39,610)	$349,227

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1. Basis of Presentation:

The accompanying financial statements include the consolidated accounts of HMAN Group Holdings, Inc. and its wholly-owned subsidiaries (collectively “Hillman” or the “Company”). Unless the context requires otherwise, references to "Hillman," "we," "us," "our," or "our Company" refer to HMAN Group Holdings, Inc. and its wholly-owned subsidiaries. The Condensed Consolidated Financial Statements included herein have been prepared in accordance with accounting standards generally accepted in the United States of America (U.S. GAAP) and include the accounts of the Company and its wholly-owned subsidiaries. The Hillman Companies, Inc. is a wholly-owned subsidiary of HMAN Intermediate II Holdings Corp., and a wholly-owned subsidiary of HMAN Group Holdings Inc. (“Holdco”).

On July 14, 2021, subsequent to quarter end, the Company’s parent, HMan Group Holdings, Inc., and Landcadia Holdings III, Inc. (“Landcadia” and after the Business Combination described herein, “New Hillman”), a special purpose acquisition company ("SPAC") consummated the previously announced business combination (the “Closing”) pursuant to the terms of the Agreement and Plan of Merger, dated as of January 24, 2021 (as amended on March 12, 2021, and as it may be further amended or supplemented from time to time, the “Merger Agreement”). In accordance with the terms and subject to the conditions set forth in the Merger Agreement, Landcadia paid aggregate consideration in the form of New Hillman common stock calculated as described herein and equal to a value of approximately (i) $911,300,000 plus (ii) $28,280,000, such amount being the value of 2,828,000 shares of Class B common stock of Landcadia, valued at $10.00 per share, that TJF, LLC (“TJF Sponsor”) and Jefferies Financial Group Inc., (“JFG Sponsor” and, together with TJF Sponsor, the “Sponsors”) agreed to forfeit at the Closing.

2. Summary of Significant Accounting Policies:

The significant accounting policies should be read in conjunction with the significant accounting policies included in the financial statements for the year ended December 26, 2020.

Use of Estimates in the Preparation of Financial Statements:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses for the reporting periods. Actual results may differ from these estimates.

The extent to which COVID-19 impacts the Company’s business and financial results will depend on numerous evolving factors including, but not limited to: the magnitude and duration of COVID-19, the extent to which it will impact worldwide macroeconomic conditions including interest rates, employment rates and health insurance coverage, the speed of the anticipated recovery, and governmental and business reactions to the pandemic. The Company assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to the Company and the unknown future impacts of COVID-19 as of June 26, 2021 and through the date of this report. The accounting matters assessed included, but were not limited to the carrying value of the goodwill and other long-lived assets. While there was not a material impact to the Company’s consolidated financial statements as of and for the quarter ended June 26, 2021, the Company’s future assessment of the magnitude and duration of COVID-19, as well as other factors, could result in material impacts to the Company’s Consolidated Financial Statements in future reporting periods.

Revenue Recognition:

Revenue is recognized when control of goods or services is transferred to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

The Company offers a variety of sales incentives to its customers primarily in the form of discounts and rebates. Discounts are recognized in the consolidated financial statements at the date of the related sale. Rebates are based on the revenue to date and the contractual rebate percentage to be paid. A portion of the cost of the rebate is allocated to each underlying sales transaction. Discounts and rebates are included in the determination of net sales.

The Company also establishes reserves for customer returns and allowances. The reserve is established based on historical rates of returns and allowances. The reserve is adjusted quarterly based on actual experience. Returns and allowances are included in the determination of net sales.

The following table displays our disaggregated revenue by product category:

	Thirteen weeks ended June 26, 2021
	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Total Revenue
Fastening and Hardware	$201,208	$—	$45,826	$247,034
Personal Protective	61,921	—	178	62,099
Keys and Key Accessories	—	50,289	206	50,495
Engraving	—	16,004	25	16,029
Resharp	—	58	—	58
Consolidated	$263,129	$66,351	$46,235	$375,715

	Thirteen weeks ended June 27, 2020
	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Total Revenue
Fastening and Hardware	$190,572	$—	$34,726	$225,298
Personal Protective	78,927	—	66	78,993
Keys and Key Accessories	—	30,649	220	30,869
Engraving	—	11,542	1	11,543
Resharp	—	7	—	7
Consolidated	$269,499	$42,198	$35,013	$346,710

	Twenty-six weeks ended June 26, 2021
	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Total Revenue
Fastening and Hardware	$367,810	$—	$79,917	$447,727
Personal Protective	146,248	—	191	146,439
Keys and Key Accessories	—	92,383	567	92,950
Engraving	—	29,782	33	29,815
Resharp	—	65	—	65
Consolidated	$514,058	$122,230	$80,708	$716,996

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

	Twenty-six weeks ended June 27, 2020
	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Total Revenue
Fastening and Hardware	$340,956	$—	$60,047	$401,003
Personal Protective	141,720	—	66	141,786
Keys and Key Accessories	—	74,027	1,249	75,276
Engraving	—	24,461	3	24,464
Resharp	—	17	—	17
Consolidated	$482,676	$98,505	$61,365	$642,546

The following table disaggregates our revenue by geographic location:

	Thirteen weeks ended June 26, 2021
	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Total Revenue
United States	$257,742	$65,739	$—	$323,481
Canada	2,050	612	46,235	48,897
Mexico	3,337	—	—	3,337
Consolidated	$263,129	$66,351	$46,235	$375,715

	Thirteen weeks ended June 27, 2020
	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Total Revenue
United States	$265,702	$41,837	$—	$307,539
Canada	1,272	361	35,013	36,646
Mexico	2,525	—	—	2,525
Consolidated	$269,499	$42,198	$35,013	$346,710

	Twenty-six weeks ended June 26, 2021
	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Total Revenue
United States	$504,539	$121,039	$—	$625,578
Canada	3,279	1,191	80,708	85,178
Mexico	6,240	—	—	6,240
Consolidated	$514,058	$122,230	$80,708	$716,996

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

	Twenty-six weeks ended June 27, 2020
	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Total Revenue
United States	$475,376	$97,683	$—	$573,059
Canada	2,541	822	61,365	64,728
Mexico	4,759	—	—	4,759
Consolidated	$482,676	$98,505	$61,365	$642,546

Our revenue by geography is allocated based on the location of our sales operations. Our Hardware and Protective Solutions segment contains sales of Big Time personal protective equipment into Canada. Our Robotics and Digital Solutions segment contains sales of MinuteKey Canada.

Hardware and Protective Solutions revenues consist primarily of the delivery of fasteners, anchors, specialty fastening products, and personal protective equipment such as gloves and eye-wear as well as in-store merchandising services for the related product category.

Robotics and Digital Solutions revenues consist primarily of sales of keys and identification tags through self service key duplication and engraving kiosks. It also includes our associate-assisted key duplication systems and key accessories.

Canada revenues consist primarily of the delivery to Canadian customers of fasteners and related hardware items, threaded rod, keys, key duplicating systems, accessories, personal protective equipment, and identification items as well as in-store merchandising services for the related product category.

The Company’s performance obligations under its arrangements with customers are providing products, in-store merchandising services, and access to key duplicating and engraving equipment. Generally, the price of the merchandising services and the access to the key duplicating and engraving equipment is included in the price of the related products. Control of products is transferred at the point in time when the customer accepts the goods, which occurs upon delivery of the products. Judgment is required in determining the time at which to recognize revenue for the in-store services and the access to key duplicating and engraving equipment. Revenue is recognized for in-store service and access to key duplicating and engraving equipment as the related products are delivered, which approximates a time-based recognition pattern. Therefore, the entire amount of consideration related to the sale of products, in-store merchandising services, and access to key duplicating and engraving equipment is recognized upon the delivery of the products.

The costs to obtain a contract are insignificant, and generally contract terms do not extend beyond one year. Therefore, these costs are expensed as incurred. Freight and shipping costs and the cost of our in-store merchandising services teams are recognized in selling, general, and administrative expense when control over products is transferred to the customer.

3. Recent Accounting Pronouncements:

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting which provide optional guidance for a limited time to ease the potential burden in accounting for reference rate reform. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848). The amendments in this ASU refine the scope of ASC 848 and clarifies some of its guidance as it relates to recent rate reform activities.The new guidance provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. The Company is currently evaluating contracts and the optional expedients provided by the new standard.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this update remove certain exceptions of Topic 740 including: exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or gain from other items; exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment; exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary; exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. There are also additional areas of guidance in regards to: franchise and other taxes partially based on income and the interim recognition of enactment of tax laws and rate changes. The provisions of this ASU are effective for years beginning after December 15, 2020. The Company adopted this standard during fiscal 2021 and the adoption did not have a material impact on the Company's Condensed Consolidated Financial Statements.

4. Acquisitions:

On April 16, 2021, the Company completed the acquisition of Oz Post International, LLC ("OZCO"), a leading manufacturer of superior quality hardware that offers structural fasteners and connectors used for decks, fences and other outdoor structures, for a total purchase price of $39,102. The Company entered into an amendment ("OZCO Amendment") to the term loan credit agreement dated May 31, 2018 (the "2018 Term Loan"), which provided $35,000 of incremental term loan funds to be used to finance the acquisition. OZCO has business operations throughout North America and its financial results reside in the Company's Hardware and Protective Solutions reportable segment.

The following table reconciles the fair value of the acquired assets and assumed liabilities to the preliminary total purchase price of OZCO:

Accounts receivable	$1,143
Inventory	3,564
Other current assets	24
Property and equipment	595
Goodwill	9,450
Customer relationships	23,500
Trade names	2,600
Technology	4,000
Total assets acquired	44,876
Less:
Liabilities assumed	(5,774)
Total purchase price	$39,102

Pro forma financial information has not been presented for OZCO as their associated financial results are insignificant to the financial results of the Company on a standalone basis.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

5. Goodwill and Other Intangible Assets:

Goodwill amounts by reportable segment are summarized as follows:

	Goodwill at December 26, 2020	Acquisitions (1)	Dispositions	Other (2)	Goodwill at June 26, 2021
Hardware and Protective Solutions	$565,578	$9,450	$—	$13	$575,041
Robotics and Digital Solutions	220,936	—	—	—	220,936
Canada	29,686	—	—	1,306	30,992
Total	$816,200	$9,450	$—	$1,319	$826,969

(1)	See Note 4 - Acquisitions for additional information regarding the OZCO acquisition.
(2)	The "Other" change to goodwill relates to adjustments resulting from fluctuations in foreign currency exchange rates for the Canada and Mexico reporting units.

Other intangibles, net, as of June 26, 2021 and December 26, 2020 consist of the following:

	Estimated Useful Life (Years)	June 26, 2021	December 26, 2020
Customer relationships	13 - 20	$966,515	$941,648
Trademarks - Indefinite	Indefinite	85,890	85,603
Trademarks - Other	7 - 15	29,000	26,400
Technology and patents	7 - 12	67,774	63,749
Intangible assets, gross		1,149,179	1,117,400
Less: Accumulated amortization		322,230	291,434
Other intangibles, net		$826,949	$825,966

The amortization expense for amortizable assets, including the adjustments resulting from fluctuations in foreign currency exchange rates for the thirteen and twenty-six weeks ended June 26, 2021 was $15,414 and $30,323, respectively. Amortization expense for the thirteen and twenty-six weeks ended June 27, 2020 was $14,865 and $29,713, respectively.

The Company tests goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter. Impairment is also tested when events or changes in circumstances indicate that the carrying values of the assets may be greater than their fair values. During the thirteen and twenty-six weeks ended June 26, 2021 and the thirteen and twenty-six weeks ended June 27, 2020, the Company did not identify any triggering events that would result in an impairment analysis outside of the annual assessment.

6. Commitments and Contingencies:

The Company self-insures its product liability, automotive and workers' compensation losses up to $250 per occurrence. General liability losses are self-insured up to $500 per occurrence. Catastrophic coverage has been purchased from third party insurers for occurrences in excess of $250 up to $60,000. The two risk areas involving the most significant accounting estimates are workers' compensation and automotive liability. Actuarial valuations performed by the Company's outside risk insurance expert were used by the Company's management to form the basis for workers' compensation and automotive liability loss reserves. The actuary contemplated the Company's specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected for development of these claims, as well as for incurred but not yet reported claims. The Company believes that the liability of approximately $2,520 recorded for such risks is adequate as of June 26, 2021.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

As of June 26, 2021, the Company has provided certain vendors and insurers letters of credit aggregating $27,908 related to our product purchases and insurance coverage for product liability, workers’ compensation, and general liability.

The Company self-insures group health claims up to an annual stop loss limit of $250 per participant. Historical group insurance loss experience forms the basis for the recognition of group health insurance reserves. Provisions for losses expected under these programs are recorded based on an analysis of historical insurance claim data and certain actuarial assumptions. The Company believes that the liability of approximately $2,300 recorded for such risks is adequate as of June 26, 2021.

On June 3, 2019, The Hillman Group, Inc. ("Hillman Group") filed a complaint for patent infringement against KeyMe, LLC ("KeyMe"), a provider of self-service key duplication kiosks, in the United States District Court for the Eastern District of Texas (Marshall Division). The case was assigned Civil Action No. 2:19-cv-0209. Hillman Group’s complaint alleges that KeyMe’s self-named and “Locksmith in a Box” key duplication kiosks infringe U.S. Patent Nos. 8,979,446 and 9,914,179, which are assigned to Hillman Group, and seeks damages and injunctive relief against KeyMe. After the United States Patent and Trademark Office issued U.S. Patent No. 10,400,474 to Hillman Group on September 3, 2019, Hillman Group filed a motion the same day to amend its initial complaint to add the new patent to the litigation. The Texas court granted the motion on September 13, 2019. KeyMe filed two motions in the case on July 25, 2019, the first seeking to dismiss Hillman Group's complaint under Rule 12(b)(3) of the Federal Rules of Civil Procedure for improper venue, or in the alternative, to move the case from Marshall, Texas to the Southern District of New York. KeyMe’s second motion seeks to transfer the venue of the case from Texas to New York under 28 U.S.C. § 1404. Subsequently, Hillman Group filed a motion on September 4, 2019 to disqualify KeyMe's counsel Cooley LLP from the litigation due to Cooley's concurrent and prior representation of Hillman Group and predecessor-in-interest MinuteKey Holdings, Inc ("MinuteKey"). Hillman Group served its initial infringement contentions for the patents-in-suit on KeyMe on September 6, 2019, and KeyMe served its initial invalidity and unenforceability contentions for the patents-in-suit on Hillman Group on November 15, 2019. The parties filed a joint claim construction statement with the Court on January 31, 2020, setting forth the disputed constructions of terms and phrases recited in the asserted claims of the patents-in-suit. On February 14, 2020, the Court granted Hillman Group’s motion to disqualify Cooley LLP, and denied KeyMe’s pending venue-related motion to dismiss and motion to transfer without prejudice to refiling. The case was stayed until March 30, 2020 to permit KeyMe to retain new legal counsel. The parties filed a joint status report on March 25, 2020, and on March 27, 2020, the Texas Court set a new case schedule with a trial in early December 2020. On April 14, 2020, KeyMe re-filed a single motion to dismiss for improper venue, or in the alternative, to transfer the case to the Southern District of New York. After an oral hearing held on September 30, 2020, the Texas Court denied KeyMe’s motion to dismiss on November 13, 2020.

The Texas Court conducted a claim construction hearing in Marshall, TX, on June 23, 2020 to construe various disputed claim terms of the three patents-in-suit, and issued a claim construction order on July 2, 2020. On August 31, 2020, KeyMe filed two motions for partial summary judgment on portions of the case, and also filed a motion objecting to portions of the testimony of one of Hillman Group’s technical expert witnesses. At a pretrial conference held March 23, 2021, the Texas Court denied KeyMe's motion to exclude expert testimony and KeyMe's motion for summary judgment of no willful infringement in full. KeyMe's motion for summary judgment of non-infringement relating to U.S. Patent No. 10,400,474 was granted in-part and denied in-part; Hillman Group was permitted to proceed with a theory of infringement under the doctrine of equivalents at trial.

On March 2, 2020, Hillman Group filed a second complaint for patent infringement against KeyMe in the same Texas Court, alleging that KeyMe’s key duplication kiosks infringe Hillman Group’s U.S. Patent No. 10,577,830. The case was assigned Civil Action No. 2:20-cv-0070. Hillman Group added a second patent to the case, U.S. Patent No. 10,628,813, upon that patent's issuance on April 21, 2020. Upon issuance of U.S. Patent No. 10,737,336 to Hillman Group on August 10, 2020, Hillman Group moved for leave of Court to add that patent to the case; however, KeyMe opposed the motion.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

KeyMe filed a motion to consolidate the two Texas patent cases involving KeyMe and Hillman Group on April 14, 2020. In addition, on April 30, 2020, KeyMe filed a substantially identical motion to dismiss the case for improper venue, or in the alternative, to transfer the case to the Southern District of New York. The Texas Court heard oral argument on the motion to consolidate, the motion to dismiss, and Hillman Group’s motion to add the ’336 patent on September 30, 2020. On October 23, 2020, the Texas Court granted KeyMe’s motion to consolidate the two Texas cases, and granted Hillman Group’s motion to add the ’336 patent. The Texas Court denied KeyMe’s motion to dismiss on November 13, 2020. On November 18, 2020, the Texas Court issued a new case schedule for the consolidated case, setting a trial date of April 5, 2021 for the six-patent case. The parties stipulated in November, 2020 that no new claim construction hearing would be held, and that selected constructions from the 2:19-cv-209 action that pertained to claims in the 2:20-cv-0070 action would govern. Fact discovery closed in the consolidated case on December 21, 2020, and expert discovery closed on January 22, 2021.

On January 25, 2021, KeyMe filed a second summary judgment motion for a judgment of no willful infringement, and also filed another motion objecting to portions of the testimony of one of Hillman Group's technical expert witnesses. At a pretrial conference held March 23, 2021, the Texas Court denied both of KeyMe's motions in full.

On September 9, 2020, the parties conducted a mediation before Ret. District Judge David Folsom of the U.S. District Court of the Eastern District of Texas. Though substantive discussion took place, no agreement on resolution of the litigation was reached.

A jury trial was held in the Texas case from April 5-12, 2021 in Marshall, Texas. On April 12, 2021, the jury returned a verdict that KeyMe did not infringe any of the six asserted patents, and several of the asserted claims were invalid. Final judgment was entered on April 13, 2021. Both parties filed renewed motions for judgment as a matter of law on issues they did not prevail on at trial on May 11, 2021, and Hillman Group additionally filed a motion for a new trial on the same date.

On August 16, 2019, KeyMe filed a complaint for patent infringement against Hillman Group in the United States District Court for the District of Delaware. KeyMe alleges that Hillman Group’s KeyKrafter key duplication machines and MinuteKey self-service key duplication kiosks infringe KeyMe’s U.S. Patent No. 8,682,468 when those machines are used in conjunction with Hillman Group’s KeyHero system. Hillman Group filed an answer to KeyMe’s complaint on October 23, 2019, and asserted counterclaims seeking declaratory judgments of invalidity and noninfringement of U.S. Patent No. 8,682,468. On May 4, 2020, the Delaware Court entered a scheduling order setting trial for November 2021. KeyMe served its initial infringement contentions on June 11, 2020, with Hillman Group serving its initial invalidity contentions on July 16, 2020. The Delaware Court held a claim construction hearing on November 24, 2020, and issued its claim construction order on January 25, 2021. Fact discovery closed in the Delaware case on January 28, 2021. KeyMe served its final infringement contentions on January 4, 2021; Hillman Group served its final invalidity contentions on January 18, 2021. Expert discovery closed on April 8, 2021. Following the close of discovery, Hillman Group filed a motion for summary judgment of noninfringement and no willful infringement in the case on April 15, 2021.

As of June 14, 2021, Hillman Group and KeyMe have globally resolved all pending legal disputes, including the Texas and Delaware district court actions discussed above.

On June 1, 2021, Hy-Ko Products Company LLC ("Hy-Ko"), a manufacturer of key duplication machines, filed a complaint for patent infringement against Hillman Group in the United States District Court for the Eastern District of Texas (Marshall Division). The case was assigned Civil Action No. 2:21-cv-0197. Hy-Ko's complaint alleges that Hillman's KeyKrafter and PKOR key duplication machines infringe U.S. Patent Nos. 9,656,332, 9,682,432, 9,687,920, and 10,421,113, which are assigned to Hy-Ko, and seeks damages and injunctive relief against Hillman Group. Hy-Ko's complaint additionally contains allegations of unfair competition under the Federal Lanham Act and conversion/receipt of stolen property, as well as a cause of action for "replevin" for return of stolen property.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Management and legal counsel for Hillman Group are still investigating this recent suit but are initially of the opinion that Hy-Ko's claims are without merit and Hillman Group intends to vigorously defend the claims. Hillman Group is unable to estimate the possible loss or range of loss at this early stage in the case.

7. Related Party Transactions

The Company has recorded aggregate management fee charges and expenses from CCMP Capital Advisors, LLC (“CCMP”), Oak Hill Capital Partners III, L.P., Oak Hill Capital Management Partners III, L.P. and OHCP III HC RO, L.P. (collectively, “Oak Hill Funds”) of $88 and $214 for the thirteen and twenty-six weeks ended June 26, 2021, respectively, and $196 and $321 for the thirteen and twenty-six weeks ended June 27, 2020, respectively.

Gregory Mann and Gabrielle Mann are employed by Hillman. The Company leases an industrial warehouse and office facility from companies under the control of the Manns. The rental expense for the lease of this facility was $88 and $176 for the thirteen and twenty-six weeks ended June 26, 2021, respectively, and was $88 and $175 for the thirteen and twenty-six weeks ended June 27, 2020, respectively.

8. Income Taxes:

Accounting Standards Codification 740 (“ASC 740”) requires companies to apply their estimated annual effective tax rate on a year-to-date basis in each interim period. These rates are derived, in part, from expected annual pre-tax income or loss. In the thirteen and twenty-six weeks ended June 26, 2021 and the thirteen and twenty-six weeks ended June 27, 2020, the Company applied an estimated annual effective tax rate to the interim period pre-tax loss to calculate the income tax benefit.

For the thirteen and twenty-six weeks ended June 26, 2021, the effective income tax rate was (73.0)% and 29.7%, respectively. The Company recorded an income tax provision for the thirteen weeks ended June 26, 2021 of $1,428 and an income tax benefit for the twenty-six weeks ended June 26, 2021 of $5,225. The effective tax rate for the thirteen and twenty-six weeks ended June 26, 2021 was the result of an estimated increase in GILTI from the Company's Canadian operations, state and foreign income taxes, non-deductible transaction expenses, and non-deductible stock compensation.

For the thirteen and twenty-six weeks ended June 27, 2020, the effective income tax rate was 15.1% and 20.6%, respectively. The Company recorded an income tax benefit for the thirteen and twenty-six weeks ended June 27, 2020 of $895 and $5,132, respectively. The effective tax rate for the thirteen and twenty-six weeks ended June 27, 2020 was primarily due to non-deductible stock compensation, and state and foreign income taxes.

On March 27, 2020, the CARES Act was signed into law by the President of the United States. The CARES Act included, among other things, corporate income tax relief in the form of accelerated alternative minimum tax ("AMT") refunds, allowed employers to defer certain payroll tax payments throughout 2020, and provided favorable corporate interest deductions for the 2020 reporting period.

9. Restructuring

Canada Restructuring

During 2018, the Company initiated plans to restructure the operations of the Canada segment. The restructuring seeks to streamline operations in the greater Toronto area by consolidating facilities, exiting certain lines of business, and rationalizing stock keeping units (“SKUs”). The intended result of the Canada restructuring will be a more streamlined and scalable operation focused on delivering optimal service and a broad offering of products across the Company's core categories. The Company expects restructuring activities to be completed in 2021. The following is a summary of the charges incurred:

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

	Thirteen Weeks Ended June 26, 2021	Thirteen Weeks Ended June 27, 2020	Twenty-six Weeks Ended June 26, 2021	Twenty-six Weeks Ended June 27, 2020
Facility consolidation (1)
Labor expenses	$—	$98	$—	$377
Consulting and legal fees	—	3	—	51
Other expenses	—	(55)	5	662
Rent and related charges	—	450	—	1,089
Severance	—	483	30	532
Total	$—	$979	$35	$2,711

(1)	Facility consolidation includes labor expense related to organizing inventory and equipment in preparation for the facility consolidation, consulting and legal fees related to the project, and other expenses. These expenses were included in SG&A on the Condensed Consolidated Statement of Comprehensive Loss.

The following represents the roll forward of Canada restructuring reserves for the current period:

Severance and related expense
Balance as of December 28, 2019	$1,121
Restructuring Charges	707
Cash Paid	(1,519)
Balance as of December 26, 2020	$309
Restructuring Charges	30
Cash Paid	(281)
Balance as of June 26, 2021	$58

United States Restructuring

During fiscal 2019, the Company began implementing a plan to restructure the management and operations within the United States to achieve synergies and cost savings associated with the Company's acquisition activities. This restructuring includes management realignment, integration of sales and operating functions, and strategic review of the Company's product offerings. This plan was finalized during the fourth quarter of fiscal 2019. The Company incurred additional charges in fiscal 2020 and 2021 related to the consolidation of two of our distribution centers. Charges incurred in part of the United States Restructuring Plan included:

	Thirteen Weeks Ended June 26, 2021	Thirteen Weeks Ended June 27, 2020	Twenty-six Weeks Ended June 26, 2021	Twenty-six Weeks Ended June 27, 2020
Management realignment & integration
Severance	$—	$749	$74	$880
Facility closures
Severance	—	404	—	404
Other	—	29	—	$29
Total	$—	$1,182	$74	$1,313

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

The following represents the roll forward of United States restructuring reserves for the current period:

Severance and related expense
Balance as of December 28, 2019	$3,286
Restructuring Charges	1,789
Cash Paid	(4,250)
Balance as of December 26, 2020	$825
Restructuring Charges	74
Cash Paid	(612)
Balance as of June 26, 2021	$287

10. Long Term Debt:

The following table summarizes the Company’s debt:

	June 26, 2021	December 26, 2020
Revolving loans	$158,000	$72,000
Senior term loan, due 2025	1,066,740	1,037,044
6.375% Senior Notes, due 2022	330,000	330,000
11.6% Junior Subordinated Debentures - Preferred	105,443	105,443
Junior Subordinated Debentures - Common	3,261	3,261
Capital & finance leases	1,773	2,044
	1,665,217	1,549,792
Unamortized premium on 11.6% Junior Subordinated Debentures	13,777	14,591
Unamortized discount on Senior term loan	(5,783)	(6,532)
Current portion of long term debt, capital leases and finance leases	(11,442)	(11,481)
Deferred financing fees	(10,293)	(10,862)
Total long term debt, net	$1,651,476	$1,535,508

As of June 26, 2021, there was $1,066,740 outstanding under the 2018 Term Loan. As of June 26, 2021, the Company had $158,000 outstanding under the ABL Revolver along with $27,908 of letters of credit. The Company has approximately $64,092 of available borrowings under the ABL Revolver as a source of liquidity.

On April 16, 2021, the Company acquired Oz Post International, LLC ("OZCO"). The Company entered into an amendment ("OZCO Amendment") to the term loan credit agreement dated May 31, 2018 (the "2018 Term Loan"), which provided $35,000 of incremental term loan funds to be used to finance the acquisition. See Note 4 - Acquisitions for additional information regarding the OZCO acquisition.

Additional information with respect to the fair value of the Company’s fixed rate senior notes and junior subordinated debentures is included in Note 13 - Fair Value Measurements.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

11. Leases

Lessee

The Company determines if a contract is or contains a lease at inception or modification of a contract. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration. Control over the use of the identified asset means the lessee has both (a) the right to obtain substantially all of the economic benefits from the use of the asset and (b) the right to direct the use of the asset. The Company leases certain distribution center locations, vehicles, forklifts, computer equipment, and its corporate headquarters with expiration dates through 2032. Certain lease arrangements include escalating rent payments and options to extend the lease term. Expected lease terms include these options to extend or terminate the lease when it is reasonably certain the Company will exercise the option. The Company's leasing arrangements do not contain material residual value guarantees nor material restrictive covenants.

The components of operating and finance lease cost for the thirteen and twenty-six weeks ended June 26, 2021 and thirteen and twenty-six weeks ended June 27, 2020 were as follows:

	Thirteen Weeks Ended June 26, 2021	Twenty-six Weeks Ended June 26, 2021	Thirteen Weeks Ended June 27, 2020	Twenty-six Weeks Ended June 27, 2020
Operating lease cost	$5,149	$10,243	$4,547	$9,294
Short term lease costs	1,100	1,986	528	1,049
Variable lease costs	453	757	491	671
Finance lease cost:
Amortization of right of use assets	224	438	200	402
Interest on lease liabilities	32	67	36	72

Rent expense totaled $6,702 and $12,986 in the thirteen and twenty-six weeks ended June 26, 2021, respectively, and $5,566 and $11,014 in the thirteen and twenty-six weeks ended June 27, 2020, respectively. Rent expense includes operating lease cost as well as expense for non-lease components such as common area maintenance, real estate taxes, real estate insurance, variable costs related to our leased vehicles and also short-term rental expenses.

The implicit rate is not determinable in most of the Company’s leases, as such management uses the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The weighted average remaining lease terms and discount rates for all of our operating and finance leases were as follows as of June 26, 2021 and December 26, 2020:

	June 26, 2021		December 26, 2020
	Operating Leases	Finance Leases	Operating Leases	Finance Leases
Weighted average remaining lease term	7.09	2.47	7.19	2.61
Weighted average discount rate	8.20%	7.15%	8.28%	7.14%

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Supplemental balance sheet information related to the Company's finance leases was as follows as of June 26, 2021 and December 26, 2020:

	June 26, 2021	December 26, 2020
Finance lease assets, net, included in property plant and equipment	$1,783	$1,919

Current portion of long-term debt	833	872
Long-term debt, less current portion	940	1,172
Total principal payable on finance leases	1,773	2,044

Supplemental cash flow information related to the Company's operating leases was as follows for the twenty-six weeks ended June 26, 2021 and twenty-six weeks ended June 27, 2020:

	Twenty-six Weeks Ended June 26, 2021	Twenty-six Weeks Ended June 27, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$9,778	$8,956
Operating cash outflow from finance leases	68	72
Financing cash outflow from finance leases	460	411

Maturities of our lease liabilities for all operating and finance leases are as follows as of June 26, 2021:

	Operating Leases	Finance Leases
Less than one year	$18,542	$937
1 to 2 years	17,126	628
2 to 3 years	15,665	373
3 to 4 years	15,473	5
4 to 5 years	14,647	—
After 5 years	37,231	—
Total future minimum rental commitments	118,684	1,943
Less - amounts representing interest	(28,642)	(170)
Present value of lease liabilities	$90,042	$1,773

Lessor

The Company has certain arrangements for key duplication equipment under which we are the lessor. These leases meet the criteria for operating lease classification. Lease income associated with these leases is not material.

12. Derivatives and Hedging:

The Company uses derivative financial instruments to manage our exposures to (1) interest rate fluctuations on our floating rate senior debt and (2) fluctuations in foreign currency exchange rates. The Company measures those instruments at fair value and recognizes changes in the fair value of derivatives in earnings in the period of change, unless the derivative qualifies as an effective hedge that offsets certain exposures.

Interest Rate Swap Agreements

On January 8, 2018, the Company entered into a forward Interest Rate Swap Agreement ("2018 Swap 1") with three-year terms for notional amounts of $90,000. The forward start date of the 2018 Swap was September 30, 2018 and the termination date is June 30, 2021. The 2018 Swap 1 has a determined interest rate of 2.3% plus the applicable interest rate margin of 4.0% for an effective rate of 6.3%.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

On November 8, 2018, the Company entered into another new forward Interest Rate Swap Agreement ("2018 Swap 2") with three-year terms for $60,000 notional amount. The forward start date of the 2018 Swap 2 was November 30, 2018 and the termination date is November 30, 2022. The 2018 Swap 2 has determined interest rate of 3.1% plus the applicable interest rate margin of 4.0% for an effective rate of 7.1%.

The fair value of the 2018 Swap 1 was $110 as of June 26, 2021 and it was reported on the Condensed Consolidated Balance Sheets within other accrued expenses. The fair value of the 2018 Swap 2 was $2,659 as of June 26, 2021 and it was reported on the Condensed Consolidated Balance Sheets within other non-current liabilities. A decrease in other expense was recorded in the Statement of Comprehensive Loss for the favorable change of $1,424 in fair value since December 26, 2020.

The fair value of 2018 Swap 1 was $709  as of December 26, 2020 and is reported within other accrued expenses. The fair value of 2018 Swap 2 was $3,484 as of December 26, 2020 and is reported within other non-current liabilities.

The Company's interest rate swap agreements do not qualify for hedge accounting treatment because they did not meet the provisions specified in ASC 815, Derivatives and Hedging (“ASC 815”). Accordingly, the gain or loss on these derivatives was recognized in current earnings.

The Company does not enter into derivative transactions for speculative purposes and, therefore, holds no derivative instruments for trading purposes.

Additional information with respect to the fair value of derivative instruments is included in Note 13 - Fair Value Measurements.

13. Fair Value Measurements:

The Company uses the accounting guidance that applies to all assets and liabilities that are being measured and reported on a fair value basis. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs reflecting the reporting entity’s own assumptions.

The following tables set forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the period, by level, within the fair value hierarchy:

	As of June 26, 2021
	Level 1	Level 2	Level 3	Total
Trading securities	$1,582	$—	$—	$1,582
Interest rate swaps	—	(2,769)	—	(2,769)
Contingent consideration payable	—	—	(12,959)	(12,959)

	As of December 26, 2020
	Level 1	Level 2	Level 3	Total
Trading securities	$1,911	$—	$—	$1,911
Interest rate swaps	—	(4,193)	—	(4,193)
Contingent consideration payable	—	—	(14,197)	(14,197)

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Trading securities are valued using quoted prices on an active exchange. Trading securities represent assets held in a Rabbi Trust to fund deferred compensation liabilities and are included as other assets on the accompanying Condensed Consolidated Balance Sheets.

The Company utilizes interest rate swap contracts to manage our targeted mix of fixed and floating rate debt, and these contracts are valued using observable benchmark rates at commonly quoted intervals for the full term of the swap contracts. As of June 26, 2021 and December 26, 2020, the 2018 Swap 1 was recorded within other accrued expenses and the 2018 Swap 2 was recorded within other non-current liabilities on the accompanying Condensed Consolidated Balance Sheets.

The contingent consideration represents future potential earn-out payments related to the Resharp acquisition in fiscal 2019 and the Instafob acquisition in the first quarter of 2020. The estimated fair value of the contingent earn-outs was determined using a Monte Carlo analysis examining the frequency and mean value of the resulting earn-out payments. The resulting value captures the risk associated with the form of the payout structure. The risk neutral method is applied, resulting in a value that captures the risk associated with the form of the payout structure and the projection risk. The carrying amount of the liability may fluctuate significantly and actual amounts paid may be materially different from the estimated value of the liability. As of June 26, 2021, the total contingent consideration was recorded as $1,264 of other accrued expenses and $11,695 in other non-current liabilities on the Condensed Consolidated Balance Sheets. As of December 26, 2020, the total contingent consideration was recorded as $417 of other accrued expenses and $13,780 in other non-current liabilities on the Condensed Consolidated Balance Sheets. As of June 26, 2021 compared to December 26, 2020, the Company recorded a $1,097 and $115 decrease in the Resharp and Instafob contingent consideration liability, respectively. The total $1,212 gain on the revaluation was determined by using a simulation model of the Monte Carlo analysis that included updated projections applicable to the liability as of June 26, 2021 compared to the prior valuation period and was recorded within other income in the Condensed Consolidated Statements of Comprehensive Income.

The fair value of the Company's fixed rate senior notes and junior subordinated debentures as of June 26, 2021 and December 26, 2020 were determined by utilizing current trading prices obtained from indicative market data. As a result, the fair value measurements of the Company's senior term notes and debentures are considered to be Level 2.

	June 26, 2021		December 26, 2020
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
6.375% Senior Notes	$328,889	$330,330	$328,333	$327,525
Junior Subordinated Debentures	122,481	120,514	123,295	128,022

Cash, accounts receivable, accounts payable, and accrued liabilities are reflected in the Condensed Consolidated Financial Statements at book value, which approximates fair value, due to the short-term nature of these instruments. The carrying amount of the long-term debt under the revolving credit facility approximates the fair value at June 26, 2021 and December 26, 2020 as the interest rate is variable and approximates current market rates. The Company also believes the carrying amount of the long-term debt under the senior term loan approximates the fair value at June 26, 2021 and December 26, 2020 because, while subject to a minimum LIBOR floor rate, the interest rate approximates current market rates of debt with similar terms and comparable credit risk.

14. Segment Reporting:

The Company’s segment reporting structure uses the Company’s management reporting structure as the foundation for how the Company manages its business. The Company periodically evaluates its segment reporting structure in accordance with ASC 350-20-55 and has concluded that it has three reportable segments as of June 26, 2021: Hardware and Protective Solutions, Robotics and Digital Solutions, and Canada. The Company evaluates the performance of its segments based on revenue and income (loss) from operations, and does not include segment assets nor non-operating income/expense items for management reporting purposes.

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

The table below presents revenues and income (loss) from operations for our reportable segments for the thirteen and twenty-six weeks ended June 26, 2021 and thirteen and twenty-six weeks ended June 27, 2020.

	Thirteen Weeks Ended June 26, 2021	Thirteen Weeks Ended June 27, 2020	Twenty-six Weeks Ended June 26, 2021	Twenty-six Weeks Ended June 27, 2020
Revenues
Hardware and Protective Solutions	$263,129	$269,499	$514,058	$482,676
Robotics and Digital Solutions	66,351	42,198	122,230	98,505
Canada	46,235	35,013	80,708	61,365
Total revenues	$375,715	$346,710	$716,996	$642,546
Segment income (loss) from operations
Hardware and Protective Solutions	$9,995	$24,423	$16,045	$33,276
Robotics and Digital Solutions	6,546	(4,510)	6,700	1,386
Canada	2,968	815	2,544	(4,488)
Total income from operations	$19,509	$20,728	$25,289	$30,174

15. Earnings per share

Basic earnings per share is computed based on the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share include the dilutive effect of stock options and restricted stock awards. The following is a reconciliation of the basic and diluted earnings per share ("EPS") computations for both the numerator and denominator (in thousands, except per share data):

	Thirteen weeks ended June 26, 2021			Twenty-six weeks ended June 26, 2021
	Earnings (Numerator)	Shares (Denominator)	Per Share Amount	Earnings (Numerator)	Shares (Denominator)	Per Share Amount
Net loss	$(3,385)	553	$(6)	$(12,355)	553	$(22)
Dilutive effect of stock options	$—	—	$—	$—	—	$—
Net loss per diluted common share	$(3,385)	$553	$(6)	$(12,355)	$553	$(22)

	Thirteen weeks ended June 27, 2020			Twenty-six weeks ended June 27, 2020
	Earnings (Numerator)	Shares (Denominator)	Per Share Amount	Earnings (Numerator)	Shares (Denominator)	Per Share Amount
Net loss	$(5,037)	544	$(9)	$(19,841)	544	$(36)
Dilutive effect of stock options	$—	—	$—	$—	—	$—
Net loss per diluted common share	$(5,037)	$544	$(9)	$(19,841)	$544	$(36)

HMAN GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Stock options outstanding totaling 83 thousand and 82 thousand were excluded from the computation as of June 26, 2021 and June 27, 2020, respectively, as they would have had an antidilutive effect under the treasury stock method.

15. Subsequent Events:

On July 14, 2021, subsequent to quarter end, the Company and Landcadia Holdings III, Inc. (“Landcadia” and after the Business Combination described herein, “New Hillman”), a special purpose acquisition company ("SPAC") consummated the previously announced business combination (the “Closing”) pursuant to the terms of the Agreement and Plan of Merger, dated as of January 24, 2021 (as amended on March 12, 2021, and as it may be further amended or supplemented from time to time, the “Merger Agreement”). In accordance with the terms and subject to the conditions set forth in the Merger Agreement, Landcadia paid aggregate consideration in the form of New Hillman common stock calculated as described herein and equal to a value of approximately (i) $911,300,000 plus (ii) $28,280,000, such amount being the value of 2,828,000 shares of Class B common stock of Landcadia, valued at $10.00 per share, that TJF, LLC (“TJF Sponsor”) and Jefferies Financial Group Inc., (“JFG Sponsor” and, together with TJF Sponsor, the “Sponsors”) agreed to forfeit at the Closing.

In connection with the Closing, the Company entered into a new credit agreement with Jefferies Finance LLC, as administrative agent, and the lenders and other parties thereto (the “Term Credit Agreement”), which provided for a new funded term loan facility of $835.0 million and a delayed draw term loan facility of $200.0 million (of which $16.0 million was drawn). The Company also also entered into an amendment to their existing asset-based revolving credit agreement (the “ABL Amendment”) with Barclays Bank PLC, as administrative agent, and the lenders and other parties thereto (the “ABL Credit Agreement”), increasing the aggregate commitments thereunder to $250.0 million, extended the maturity and conformed certain provisions to the Term Credit Agreement. The proceeds of the funded term loans under the Term Credit Agreement and revolving credit loans under the ABL Credit Agreement were used, together with other available cash, to (1) refinance in full all outstanding term loans and to terminate all outstanding commitments under the credit agreement, dated as of May 31, 2018, (2) refinance outstanding revolving credit loans, and (3) redeem in full senior notes due July 15, 2022 (the “6.375% Senior Notes”).

In anticipation of the Business Combination and the refinancings described above, on July 13, 2021, the Company delivered a notice to redeem in full 11.6% Junior Subordinated Debentures due September 30, 2027 (the “Junior Subordinated Debentures”) issued under the Indenture, dated as of September 5, 1997 (as amended and supplemented, the “Debentures Indenture”), between The Hillman Companies and The Bank of New York Mellon, a New York banking corporation, as Trustee (the “Trustee”) and deposited an amount with the Trustee sufficient to satisfy and discharge the Debentures Indenture, which is no longer in effect. Notices to redeem 4,217,837 trust preferred securities (the “Trust Preferred Securities”) issued in a public offering by the Hillman Group Capital Trust ("Trust") and 130,449 of trust common securities (the “Trust Common Securities”) issued by the Trust to Hillman Companies were also delivered on July 13, 2021. Upon the payment of the redemption price for the Debentures on August 12, 2021, the Trust will redeem the Trust Preferred Securities and the Trust Common Securities, which as of August 12, 2021 will no longer be deemed to be outstanding. The last day of trading for the Trust Preferred Securities on the New York Stock Exchange (the “NYSE”) will be August 11, 2021 and the Company is voluntarily delisting the Trust Preferred Securities from the NYSE.

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